Exhibit 99(s)(2)

CION ARES DIVERSIFIED CREDIT FUND

Power of Attorney

Know All Men By These Presents, that the undersigned, Jeffrey Perlowitz, hereby constitutes and appoints Ian Fitzgerald, Thomas Griffin and David A. Sachs, jointly and severally, his attorneys-in-fact, each with power of substitution, for him in any and all capacities to sign the Registration Statement on Form N-2 (File No. 333-212323) under the Securities Act of 1933 and the Investment Company Act of 1940 of CION Ares Diversified Credit Fund and any and all amendments to such Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

Dated: April 28, 2021

/s/ Jeffrey Perlowitz
Jeffrey Perlowitz